  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2020

AutoWeb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 North Ashley Drive, Suite 300 Tampa, Florida 33602-4314
(Address of principal executive offices) (Zip Code)

(949) 225-4500
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AUTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Joseph P. Hannan as Executive Vice President, Chief Financial Officer

On November 13, 2020, Joseph P. Hannan, Executive Vice President, Chief Financial Officer of AutoWeb, Inc. (“Company”), notified the Company that he was resigning his positions with the Company effective November 30, 2020. Mr. Hannan will remain employed by the Company in a non-officer capacity until December 4, 2020 in order to assist in the transition of his duties and responsibilities.

Appointment of Michael A. Sadowski as Executive Vice President, Chief Financial Officer

By action taken as of November 17, 2020, the Board of Directors of the Company (“Board”) appointed Mr. Michael A. Sadowski, age 43, as Executive Vice President, Chief Financial Officer, to be effective November 30, 2020.

Prior to joining AutoWeb, Mr. Sadowski served as the Chief Marketing Officer (January 2019 to May 2020) and Chief Commercial Officer (May 2020 to November 2020) of GameWorks, Inc. Mr. Sadowski was employed by Cox Automotive, serving as Vice President, Operations & General Manager – Kelley Blue Book (2016 to 2018), Vice President, Sales Operations (2015 to 2016), Vice President, Operations (2014 to 2015), and Vice President, Finance (2012 to 2014). From 2009 to 2012, Mr. Sadowski served as Vice President, Finance for Quality Systems, Inc. (NASDAQ:QSII, now NextGen Healthcare, Inc.-NASDAQ:NXGN). Mr. Sadowski received his Bachelor of Business Administration from the University of Massachusetts and his Masters of Business Administration from the Marshall School of Business at the University of Southern California.

On November 17, 2020, the Board’s Compensation Committee (“Compensation Committee”) approved a base annual salary and target annual incentive compensation percentage for Mr. Sadowski in connection with his appointment to the position of Executive Vice President, Chief Financial Officer. Mr. Sadowski’s base annual salary will be $335,000 and his target annual incentive compensation percentage will be 55% of his base annual salary.

The Compensation Committee also approved a grant of stock options to acquire 120,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on The Nasdaq Capital Market on the day Mr. Sadowski commences employment with the Company (“Grant Date”). The options will be granted as inducement options under Nasdaq rules. The options will have a term of seven years, and one-third of the options will vest on the first anniversary of the Grant Date and one thirty-sixth of the options shall vest on each successive monthly anniversary of the Grant Date for the following twenty-four months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change in control of the Company or upon a termination of Mr. Sadowski’s employment by the Company without cause or by Mr. Sadowski for good reason. The Company anticipates entering into an Inducement Stock Option Award Agreement with Mr. Sadowski upon the commencement of his employment to provide for the foregoing grant of stock options.

Additionally, the Compensation Committee approved severance benefits for Mr. Sadowski which provide that if Mr. Sadowski’s employment with the Company is terminated by the Company without cause or by Mr. Sadowski for good reason, Mr. Sadowski would be entitled to: (i) a lump sum payment equal to 6 months of his base annual salary; and (ii) continuation of his health and welfare insurance benefits for 6 months. The Company anticipates entering into a Severance Benefits Agreement with Mr. Sadowski upon the commencement of his employment to provide for the foregoing.

The foregoing descriptions of Mr. Sadowski’s terms of employment are not complete and are qualified in their entirety by reference to the Offer of Employment, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

A copy of AutoWeb’s press release announcing the appointment of Mr. Sadowski is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1	Offer of Employment between Michael A. Sadowski and AutoWeb, Inc. dated November 16, 2020
99.1	Press Release dated November 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOWEB, INC.

Date: November 19, 2020	By:	/s/ Glenn E. Fuller
Glenn E. Fuller Executive Vice President Chief Leagal Officer and Secretary